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                                                                 EXHIBIT 4(L)(2)

                                                  [LOGO OF PACIFIC LIFE]
                                                  Pacific Life Insurance Company
                                                  700 Newport Center Drive
                                                  Newport Beach, CA  92660
                                                  A Stock Company


                 ENHANCED GUARANTEED MINIMUM DEATH BENEFIT RIDER

Pacific Life Insurance Company has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Definition of Terms - Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

     Beneficiary - The person you name who may receive any death benefit proceeds or any remaining annuity benefits in accordance with the provisions of the Contract.

     Contingent Beneficiary - The person, if any, you select to become the Beneficiary if the Beneficiary dies

     Milestone Date - Each quarterly anniversary and each Contract Anniversary on which a Death Benefit Amount is calculated in accordance with the Guaranteed Minimum Death Benefit ("GMDB") Amount provision of this Rider. Quarterly anniversaries are measured from the Contract Date.

     Notice Date - The day on which we receive, in a form satisfactory to us, proof of death and instructions satisfactory to us regarding payment of the death benefit proceeds.

     Primary Annuitant - The individual that is named in your Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

Enhanced Guaranteed Minimum Death Benefit - You have purchased an Enhanced Guaranteed Minimum Death Benefit Rider. This Rider provides for an enhanced death benefit amount in lieu of the death benefit amount provided under the Contract. This Rider may be purchased only on the Contract Date, provided the Age of each Annuitant is 75 years or younger on the Contract Date.

This Rider will remain in effect until the earlier of: (a) the date a full withdrawal of the amount available for withdrawal is made under the Contract;
(b) the date death benefit proceeds become payable under the Contract; (c) the date the Contract is terminated in accordance with the provisions of the Contract; or (d) the Annuity Date.

Enhanced Death Benefit Charge - An annual charge (called the "Enhanced Death Benefit Charge") for expenses related to this Rider will be deducted from your Investment Options on a proportionate basis. The Enhanced Death Benefit Charge will be deducted on each Contract Anniversary that the Rider remains in effect. Any portion of the Enhanced Death Benefit Charge we deduct from any of our fixed rate General Account options will not be greater than the annual interest credited in excess of 3%.

The Enhanced Death Benefit Charge is equal to a percentage of the Contract Value on the day the charge is deducted. The Enhanced Death Benefit Charge percentage is equal to 0.10% of the Contract Value, if the youngest Annuitant's Age is 65 years or younger on the Contract Date, or 0.30% of the Contract Value, if the youngest Annuitant's Age is 66 through 75 years on the Contract Date.


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In the event of a full withdrawal of the amount available for withdrawal under the Contract, the entire Enhanced Death Benefit Charge for the Contract Year in which the full withdrawal occurs will be netted out of the final payment.

Death Benefit Amount - The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:

     (a) the Contract Value as of that day; or

     (b) the aggregate Purchase Payments less an adjusted amount for each withdrawal (including withdrawal charges and MVAs, if any), increased at an effective annual rate of 5% to that day, subject to a maximum of two times the difference between the aggregate Purchase Payments and withdrawals (including withdrawal charges and MVAs, if any). The 5% effective annual rate of growth will take into account the timing of when each Purchase Payment and withdrawal occurred by applying a daily factor of 1.000133681 to each day's balance. The 5% effective annual rate of growth will stop accruing as of the earlier of: (1) the Contract Anniversary following the date the Annuitant reaches his or her 80th birthday; (2) the date of death of the sole surviving Annuitant; or (3) the Annuity Date.

To determine the adjusted amount for each withdrawal: (i) we divide the amount of each withdrawal (including withdrawal charges and MVAs, if any), by the Contract Value immediately before that withdrawal; and (ii) we then multiply the result by the Death Benefit Amount immediately before that withdrawal.

Guaranteed Minimum Death Benefit ("GMDB") Amount - The GMDB Amount will be calculated only when death benefit proceeds become payable as a result of the death of the sole surviving Annuitant. The GMDB Amount is determined as follows:

     (a) First, we calculate what the Death Benefit Amount would have been beginning on the quarterly anniversary following the Contract Date and each subsequent quarterly anniversary that occurs while the Annuitant is living, up to and including the Contract Anniversary following the Annuitant's 65th birthday.

     (b) After the Contract Anniversary following the Annuitant's 65th birthday, we calculate what the Death Benefit Amount would have been as of each Contract Anniversary that occurs while the Annuitant is living and before the Annuitant reaches his or her 81st birthday.

     (c) We then adjust the Death Benefit Amount for each Milestone Date by: (i) adding the aggregate amount of Purchase Payments received by us since that Milestone Date; and (ii) subtracting an amount for each withdrawal (including withdrawal charges and MVAs, if any) that has occurred since that Milestone Date, which is calculated by multiplying the Death Benefit Amount by the ratio of the amount of each withdrawal (including withdrawal charges and MVAs, if any) that has occurred since that Milestone Date, to the Contract Value immediately prior to the withdrawal.

The highest of these adjusted Death Benefit Amounts as of the Notice Date is the GMDB Amount.

Death of Annuitant - If the Annuitant dies before the first Milestone Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date. If the Annuitant dies on or after the first Milestone Date and prior to the Annuity Date, the death benefit proceeds will be equal to the greater of the Death Benefit Amount or the GMDB Amount as of the Notice Date.

If an Annuitant dies before the Annuity Date, unless there is a surviving Joint or Contingent Annuitant, we will pay the death benefit proceeds to the Owner, if living; otherwise to the Joint Owner, if living; otherwise to the Contingent Owner, if living; otherwise to the Beneficiary, if living; otherwise to the Contingent Beneficiary, if living; otherwise to the Owner's estate.


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If an Annuitant dies and there is a surviving Joint Annuitant, the surviving
Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. Death benefit proceeds are payable only as the result of the death of the sole surviving Annuitant prior to the Annuity Date.

If you are the Annuitant and you die, we will determine the amount of any death benefit proceeds and to whom it will be paid under this Death of Annuitant provision. If the Contract is issued as a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules provision.

Death of Owner - If you are not the Annuitant, and you die before the Annuitant, the death benefit proceeds will be equal to the Contract Value as of the Notice Date.

If you die while the Annuitant is living and prior to the Annuity Date, we will pay the death benefit proceeds to the surviving Joint Owner, if any. If there is no surviving Joint Owner and there is a Contingent Owner, we will pay the death benefit proceeds to the surviving Contingent Owner, if any. If there is no surviving Contingent Owner, the death benefit proceeds will be paid to the Beneficiary, if living; otherwise to the Contingent Beneficiary, if living; otherwise to the Owner's estate. If you are not also the Annuitant, then, in the event the deaths of the Owner and Annuitant are under circumstances where it cannot be determined who died first, the death benefit will be calculated under the Death of Annuitant provision.

If you are a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Sections 401 or 403 of the Code, the Primary Annuitant will be treated as the Owner of the Contract for purposes of the Death of Owner Distribution Rules. If there is a change in the Primary Annuitant prior to the Annuity Date, such change will be treated as the death of the Owner. The Death Benefit Amount will be: (a) the Contract Value if the Non-Natural Owner elects to maintain the Contract and reinvest the Contract Value into the Contract in the same amount as immediately prior to the distribution; or (b) the Contract Value less any withdrawal fee, withdrawal charge, charge for premium taxes and/or other taxes if the Non-Natural Owner elects a cash distribution. The death benefit will be determined as of the Business Day we receive, in a form satisfactory to us, the request to change the Primary Annuitant and instructions regarding continuance of the Contract or cash distribution.

Death of Owner Distribution Rules - The following rules will determine when a distribution must be made under the Contract. These rules do not affect our determination of the amount of death benefit proceeds payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners die.

If the Owner dies before the Annuity Date, the designated recipient of the death benefit proceeds may elect to receive the death benefit proceeds:

   . in a lump sum payment;
   . within five years following the Owner's death; or . in the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments that start within one year after the Owner's death.

Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within such time frames as we may prescribe from time to time, or the lump sum payment option will be deemed elected. We will consider that deemed election as our receipt of instruction regarding payment of the death benefit proceeds.

The Owner may designate that the Beneficiary is to receive the death benefit proceeds either through an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked by the Owner in writing in a form acceptable to us. Upon death of the Owner, the Beneficiary cannot revoke or modify any designation made by the Owner on how the death benefit proceeds are to be received.


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If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint or Contingent Owner, and has an unrestricted right to receive all death benefit proceeds in one lump sum, the spouse may continue the Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within such time frames as we may prescribe from time to time.

On the Notice Date, if the surviving spouse is deemed to have continued the Contract, we will set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The amount that the Death Benefit Amount exceeds the Contract Value will be added to the Contract Value in the form of the Add-in Amount on the Notice Date. There will not be an adjustment to the Contract Value if the Contract Value is equal to the death benefit proceeds as of the Notice Date. The Add-In Amount will be allocated among Investment Options in accordance with the current allocation instructions for the Contract and will be considered earnings.

If the Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions on the remaining amounts payable under the Contract must be made at least as rapidly as the rate that was being used at the date of the Owner's death.

If the Owner is a Non-Natural Owner, the rules set forth in these Death of Owner Distribution Rules apply in the event of the death or change of the Primary Annuitant.

This Rider incorporates all applicable provisions of Code Section 72(s) and any successor provision, as deemed necessary by us to qualify the Contract as an annuity contract for federal income tax purposes, including the requirement that, if the Owner dies before the Annuity Date, any death benefit proceeds under the Contract shall be distributed within five years of the Owner's death (or such other period that we offer and that is permitted under the Code or such shorter period as we may required).

These Death of Owner Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Sections 401, 403, 408, or 408A of the Code or to an annuity that is a qualified funding asset as defined in Code
Section 130(d) (but without regard to whether there is a qualified assignment).

Effective Date - This Rider is effective as of the Contract Date.

All other terms and conditions of the Contract remain unchanged.

                         PACIFIC LIFE INSURANCE COMPANY

       /s/ THOMAS C. SUTTON                     /s/ AUDREY L. MILFS
Chairman and Chief Executive Officer                  Secretary

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